Exhibit (j)







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS RREEF Securities Trust (formerly Scudder RREEF Securities Trust) on Form N-1A ("Registration Statement") of our report dated February 28, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of DWS RREEF Real Estate Securities Fund (formerly Scudder RREEF Real Estate Securities Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006